WF/CRT (3/93)-01
                                    AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                               SHELTON, CONNECTICUT

                                                 (A Stock Company)


This certificate (the "Annuity") is a summary of the provisions of a group annuity contract. The contract owner and contract are as shown in the Schedule made part of this Annuity.

                                                  RIGHT TO CANCEL

You may return this Annuity to our Office or to the representative who solicited its purchase for a refund within twenty-one days after you receive it. The amount of the refund will equal the then current Account Value plus any sales charge, maintenance fee and any tax charge deducted as of the date we receive the cancellation request. You bear the investment risk during this period.

Signed for American Skandia Life Assurance Corporation:








               Secretary                                            President





                             GROUP DEFERRED ANNUITY
                                NON-PARTICIPATING
             VARIABLE INVESTMENT OPTIONS IN THE ACCUMULATION PERIOD
                   FIXED ANNUITY PAYMENTS IN THE PAYOUT PERIOD

 IN THE ACCUMULATION PERIOD ANY PAYMENTS AND VALUES ARE BASED ON THE INVESTMENT
                               PERFORMANCE OF THE
  SUB-ACCOUNTS ARE BASED ON THE INVESTMENT PERFORMANCE AND ARE, THEREFORE, NOT
   GUARANTEED. PLEASE REFER TO THE SECTION ENTITLED "ACCOUNT VALUE" FOR A MORE
                              COMPLETE EXPLANATION.


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                                                 TABLE OF CONTENTS



                                                                           Page
DEFINITIONS ..................................................................4
INVESTMENT OF ACCOUNT VALUE...................................................5
OPERATION OF THE SEPARATE ACCOUNT.............................................5
CHARGES        ...............................................................6
YOUR RIGHTS, OWNERSHIP, AND DESIGNATION OF BENEFICIARY........................7
PURCHASE PAYMENTS.............................................................8
ACCOUNT VALUE  ...............................................................8
ALLOCATION RULES..............................................................9
TRANSFERS      ...............................................................9
DISTRIBUTIONS ................................................................9
GENERAL PROVISIONS...........................................................12
ANNUITY TABLES ..............................................................14
























A copy of any enrollment form and any riders and endorsements are attached.

                                    SCHEDULE

ANNUITY NUMBER:  [001-00001]        ISSUE  DATE:  [JUNE 1, 1990]

PARTICIPANT:  [JOHN DOE]      DATE OF BIRTH:  [OCTOBER 21, 1940]  SEX:  [MALE]

[PARTICIPANT:  [MARY DOE]     DATE OF BIRTH:  [OCTOBER 15, 1940]  SEX:  [FEMALE]

ANNUITANT:  [JOHN DOE]

ANNUITANT'S DATE OF BIRTH:  [APRIL 01,1934] ANNUITANT'S SEX:  [MALE]

ANNUITY DATE:  [MAY 01, 2019]

CONTINGENT ANNUITANT:  AS FILED WITH US (OR LATER CHANGED, IF NOT IRREVOCABLE)

BENEFICIARY:  AS FILED WITH US (OR LATER CHANGED, IF NOT IRREVOCABLE)

PURCHASE PAYMENT:  [$25,000]                NET PURCHASE PAYMENT:  [$24,625]

MINIMUM ADDITIONAL PURCHASE PAYMENT:  [$100]

MINIMUM WITHDRAWAL AMOUNT:  [$100]

MINIMUM ANNUITY PAYMENT:  [$50] PER MONTH

MINIMUM DEATH BENEFIT INTEREST RATE: [5%]

AUTOMATIC SUB-ACCOUNT:  [AST MONEY MARKET]

TRANSFER FEE:  [$10 PER TRANSFER AFTER THE TWELFTH IN AN ANNUITY YEAR]

SALES CHARGE:  [1.5% OF EACH PURCHASE PAYMENT]

     MAINTENANCE FEE: [IN THE FIRST ANNUITY YEAR, THE MAINTENANCE FEE IS THE LESSER OF $35 AND 2% OF THE INITIAL PURCHASE PAYMENT. AFTER THE FIRST ANNUITY YEAR, THE MAINTENANCE FEE IS THE LESSER OF $35 AND 2% OF THE ACCOUNT VALUE AT THE BEGINNING OF EACH ANNUITY YEAR. THE FEE IS ONLY APPLICABLE AFTER THE FIRST ANNUITY YEAR IF ACCOUNT VALUE FOR THE VALUATION PERIOD THE FEE IS DUE IS LESS THAN $50,000.]

     MORTALITY AND EXPENSE RISK CHARGE: [0.65% PER YEAR OF THE AVERAGE DAILY TOTAL VALUE OF EACH SUB-ACCOUNT]

     INVESTMENT ALLOCATION SERVICE CHARGE: [1% PER YEAR OF THE AVERAGE DAILY TOTAL VALUE OF EACH SUB-ACCOUNT]

     ADMINISTRATIVE CHARGE: [0.25% PER YEAR OF THE AVERAGE DAILY TOTAL VALUE OF EACH SUB-ACCOUNT]

     SEPARATE ACCOUNT: [AMERICAN SKANDIA LIFE ASSURANCE CORPORATION VARIABLE ACCOUNT B, CLASS 2 SUB-ACCOUNTS ONLY]

OWNER:  [AMERICAN SKANDIA INSURANCE TRUST]

CONTRACT:  [010]

              OFFICE: AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
         ONE CORPORATE DRIVE - P.O. BOX 883, SHELTON, CONNECTICUT 06484
                             Telephone: 800-541-3087

                                   DEFINITIONS


Account Value: The value of each allocation to a Sub-account prior to the Annuity Date plus any earnings, and/or less any losses, distributions, and charges thereon. Account Value is determined separately for each Sub-account and then totaled to determine Account Value for your entire Annuity.

Accumulation Period: The period of time from the Annuity Date through and including the 15th day prior to the Annuity Date.

Advisor: A person or entity: (a) registered as such under the Investment Advisors Act of 1940 and, where applicable, under equivalent state law or regulation; or (b) that may provide investment advisory services and is exempt from such registration.

Annuitant:  The person upon whose life this Annuity is issued.

Annuity Date:  The date on which annuity payments are to commence.

Annuity Years: Continuous 12 month periods commencing on the Issue Date and each anniversary of the Issue Date.

Beneficiary:  The person designated as the recipient of the death benefit.

Contingent Annuitant: The person named to become the Annuitant on the Annuitant's death prior to the Annuity Date.

In Writing:  In a written form satisfactory to us and filed at the Office.

Issue Date: The effective date of your participation under the contract shown in the Schedule in relation to the rights and benefits evidenced by this Annuity.

Net Purchase Payment: A Purchase Payment less any applicable sales charge, any initial maintenance fee and any charge for taxes.

Office: The location shown in the Schedule where all requests regarding this Annuity are to be sent.

Owner: The person or entity shown as Owner in the Schedule unless later changed, that owns the master group contract under which an Annuity is issued.

Payout Period: The period starting on the Annuity Date during which the Annuity is paid.

Purchase Payment: A cash consideration you give to us for the rights, privileges and benefits outlined in this Annuity.

Separate Account: The variable account shown in the Schedule used in relation to Sub-accounts.

Sub-account: A division of the Separate Account shown in the Schedule. We use Sub-accounts to calculate variable benefits under this Annuity.

Unit: A measure used to calculate your Account Value in a Sub-account until 15 days prior to the Annuity Date.

Unit Price: Unit Price is used for calculating (a) the number of Units allocated to a Sub-account, and (b) the value of transactions into or out of a Sub-account or benefits based on Account Value in a Sub-account prior to the Annuity Date. Each Sub-account has its own Unit Price which will vary each Valuation Period to reflect the investment experience of that Sub-account.

Valuation Day: Every day the New York Stock Exchange is open for trading or any other day that the Securities and Exchange Commission requires mutual funds or unit investment trusts to be valued. The Separate Account determines the time during the Valuation Day for valuing the Separate Account.

     Valuation Period: The period of time between the close of business of the New York Stock Exchange on successive Valuation Days.

we, us, our:  American Skandia Life Assurance Corporation.

you, your:  The participant shown in the Schedule.

                           INVESTMENT OF ACCOUNT VALUE

In the Accumulation Period we offer a range of variable options as ways to invest your Account Value. These are all Sub-accounts of the Separate Account shown in the Schedule. You may maintain Account Value in multiple Sub-accounts, subject to the limits set out in the Allocation Rules section of this Annuity. You may transfer Account Value between Sub-accounts, subject to the requirements set out in the Transfers section. Transfers may be subject to a fee.

                        OPERATION OF THE SEPARATE ACCOUNT

In the Accumulation Period, assets supporting Account Values are held in the Separate Account.

We are the legal owner of assets in the Separate Account. Income, gains and losses, whether or not realized, from assets allocated to the Separate Account, are credited to or charged against such Separate Account in accordance with the terms of the annuities supported by such assets without regard to our other income, gains or losses or to the income, gains or losses in any other of our separate accounts. We will maintain assets in the Separate Account with a total market value at least equal to the reserve and other liabilities we must maintain in relation to the annuity obligations supported by such assets. These assets may only be charged with liabilities which arise from such annuity obligations, which include your class of Annuities.

The Separate Account consists of multiple Sub-accounts. This Separate Account was established by us pursuant to Connecticut law. This Separate Account may also hold assets of other annuities issued by us with values and benefits that vary according to the investment performance of this Separate Account.

The amount of our obligations in relation to allocations to the Sub-accounts are
based  on  the  investment  performance  of  such  Sub-accounts.   However,  the
obligations themselves are our general corporate obligations.

The Separate Account is registered with the Securities and Exchange Commission ("SEC") under the Investment Company Act of 1940 (the "1940 Act") as a unit investment trust, which is a type of investment company. This does not involve any supervision by the SEC of the investment policies, management or practices of the Separate Account.

Sub-accounts are permitted to invest in underlying mutual funds or portfolios that we consider suitable. We also reserve the right to change the investment policy of any or all Sub-accounts, add Sub-accounts, eliminate Sub-accounts, combine Sub-accounts, or to substitute underlying mutual funds or portfolios of underlying mutual funds, subject to any required regulatory approvals.

Values and benefits based on allocations to the Sub-accounts will vary with the investment performance of the underlying mutual funds or fund portfolios, as applicable. We do not guarantee the investment results of any Sub-account, nor is there any assurance that the Account Value allocated to the Sub-accounts will equal the amounts allocated to the Sub-accounts as of any time other than the Valuation Period of such allocation. You bear the entire investment risk.

We reserve the right to transfer assets of the Separate Account, which we determine to be associated with the class of contracts to which this Annuity belongs, to another separate account. If this type of transfer is made, the term "Separate Account" as used in this Annuity, shall mean the separate account to which the assets were transferred.

                                     CHARGES

General: The charges which are or may be assessed against your Annuity are the sales charge, the maintenance fee, tax charges, and the transfer fee. The charges assessed against the Sub-accounts are the administration charge, the mortality and expense risk charges, and the investment allocation services charge. A charge for taxes may also be assessed against the Sub-accounts.

Maintenance Fee: This is an annual fee, if applicable, as shown in the Schedule.

     Sales Charge: We may assess a sales charge. The amount, if applicable, of any such charge is as shown in the Schedule.

     Tax Charges: In several states a tax is payable. We will deduct the amount of tax payable, if any, from your Purchase Payments or Account Value.

Transfer Fee:  We charge the transfer fee shown in the Schedule.

Allocation Of Annuity Charges: Any applicable sales charge is deducted from each Purchase Payment. The transfer fee is assessed against the Sub-accounts in which you maintain Account Value immediately after such transfer. The transfer fee is allocated on a pro-rata basis in relation to the Account Values in such Sub-accounts as of the Valuation Period for which we price the applicable transfer. Tax charges are assessed against the entire Purchase Payment or Account Value as applicable. The maintenance fee, if applicable, is assessed against the initial Purchase Payment. After the first Annuity Year, any applicable maintenance fee is assessed against the Sub-accounts on a pro-rata basis in relation to the Account Values in each Sub-account as of the Valuation Period for which we price the fee.

Administration Charge: We charge for administering each Sub-account. We assess this charge each day at the daily equivalent of the rate shown in the Schedule against the daily total value of each Sub-account.

Mortality and Expense Risk Charges: We assess mortality and expense risk charges against each Sub-account. We assess these charges each day at the daily equivalent of the rate shown in the Schedule against the daily total value in each Sub-account.

Investment Allocation Services Charge: We assess each Sub-account on a daily basis, a charge for investment allocation services. We assess these charges each day at the daily equivalent of the rate shown in the Schedule against the daily total value in each Sub-account. We pay the portion of the investment allocation services charge attributable to your Annuity to the Advisor you name if: (a) such payment is permitted by law; and (b) a signed investment allocation services agreement between you, an Advisor, and us is in effect. Prior to any such agreement taking effect: (a) the Advisor must satisfy our requirements; and
(b) you, the Advisor and we must all sign an investment allocation services agreement. We pay Advisors periodically. You may name only one Advisor during any period for which we pay the charge.

             YOUR RIGHTS, OWNERSHIP, AND DESIGNATION OF BENEFICIARY

Ownership, Annuitant and Beneficiary Designations: You may exercise the rights, options and privileges granted participants by the contract as shown in the Schedule or permitted by us. Your rights are subject to the rights of any assignee recorded by us and of any irrevocably designated Beneficiary.

If more than one participant is named, all rights reserved to participants are then held jointly. We require the consent In Writing of all joint participants for any transaction for which we require the written consent of a participant. You may name a contingent participant. However, the designation takes effect only on or after the Annuity Date. Where required by law, we require the consent In Writing of the spouse of any person with a vested interest in an Annuity. Designations are subject to various regulatory or statutory requirements depending on the use of the Annuity. Designations will be revocable unless you indicate otherwise or we endorse your Annuity to indicate that such designation is irrevocable to meet certain regulatory or statutory requirements.

You must name an Annuitant. However, we do not accept designation of joint Annuitants. You may name more than one Contingent Annuitant. If the participant is an individual and is not the designated Annuitant, the participant immediately becomes the Contingent Annuitant if the Contingent Annuitant predeceases the Annuitant or if a Contingent Annuitant is not designated. If there is more than one participant, all of whom are natural persons, the oldest of any such participants not named as the Annuitant immediately becomes the Contingent Annuitant if the Contingent Annuitant predeceases the Annuitant or if a Contingent Annuitant is not designated. If the participant is an entity and no Contingent Annuitant is designated, the death benefit is payable upon the Annuitant's death.

You may designate more than one primary and more than one contingent Beneficiary. If you do, the proceeds will be paid in equal shares to the survivors in the appropriate beneficiary class, unless you have requested otherwise In Writing.

If the primary Beneficiary dies before a death occurs requiring payment of the death benefit, the proceeds will become payable to the contingent Beneficiary. If no Beneficiary is alive when a death occurs requiring payment of the death benefit or in the absence of any Beneficiary designation, the proceeds will vest in you or your estate.

Changing Revocable Designations: Unless you indicated that a prior choice was irrevocable or your Annuity has been endorsed to limit certain changes, you may request to change participant, contingent participant, Annuitant, Contingent Annuitant and Beneficiary designations by sending a request In Writing. Such changes will be subject to our acceptance. Some of the changes we will not accept include, but are not limited to: (a) a new participant subsequent to the death of the participant or the first of any joint participants to die, except where a spouse-Beneficiary has become the participant as a result of a participant's death; (b) a new participant or Annuitant who does not meet our then current underwriting guidelines; (c) a new Annuitant subsequent to the Annuity Date if the annuity option selected includes a life contingency; and (d) a new Annuitant prior to the Annuity Date if the Annuity is owned by an entity.

Common Disaster: If a participant is a natural person and if any Beneficiary dies with the participant in a common disaster, it must be proved to our satisfaction that the participant died first. Unless information provided indicates otherwise, the Annuity is treated as though the Beneficiary died first. If: (a) the participant is not a natural person; (b) no Contingent Annuitant has been designated; and (c) the Annuitant and the Beneficiary die in a common disaster, then it must be proved to our satisfaction that the Annuitant died first. Unless provided otherwise, the proceeds are payable as if the Beneficiary died before the Annuitant.

                                PURCHASE PAYMENTS

Initial Purchase Payment: Issuance of an Annuity represents our acceptance of both an initial Purchase Payment and any enrollment of a participant. The amount of your initial Net Purchase Payment evidenced by this Annuity is shown in the Schedule. Your initial Net Purchase Payment is subject to our allocation rules
                           (see "Allocation Rules").

Additional Purchase Payments: The minimum for any additional Purchase Payment is as shown in the Schedule. Additional Purchase Payments may be paid at any time before the Annuity Date. Subject to the allocation rules herein, we allocate additional Net Purchase Payments according to the instructions you provide with each additional Purchase Payment. Should no instructions be received, we shall return your Additional Purchase payment.

                                  ACCOUNT VALUE

General: In the Accumulation Period your Annuity has an Account Value. Your total Account Value is the sum of your Account Value in each Sub-Account. We determine your Account Value separately for each Sub-account. To determine the Account Value in each Sub-account we multiply the Unit Price as of the Valuation Period for which the calculation is being made times the number of Units attributable to you in that Sub-account as of that Valuation Period.

Units: The number of Units attributable to this Annuity in a Sub-account is the number of Units you purchased less the number transferred or withdrawn. We determine the number of Units involved in any transaction specified in dollars by dividing the dollar value of the transaction by the Unit Price of the affected Sub-account as of the Valuation Period applicable to such transaction.

Unit Price: For each Sub-account the initial Unit Price was $10.00. The Unit Price for each subsequent period is the net investment factor for that period, multiplied by the Unit Price for the immediately preceding Valuation Period. The Unit Price for a Valuation Period applies to each day in the period.

Net Investment Factor: Each Sub-account has a net investment factor. The net investment factor is an index that measures the investment performance of and charges assessed against a Sub-account from one Valuation Period to the next.

The net  investment  factor for a Valuation  Period is (a) divided by (b),  less
(c); where:

     (a) is the net result of :

         (1) the net asset value per share of the underlying mutual fund shares held in the Sub-account at the end of the current Valuation Period plus the per share amount of any dividend or capital gain distribution declared by the underlying mutual fund during that Valuation Period; plus or minus

         (2) any per share charge or credit during the Valuation Period as a provision for taxes attributable to the operation or maintenance of the Sub-account.

     (b) is the net result of :

         (1) the net asset value per share of the underlying mutual fund shares held in the Sub-account at the end of the preceding Valuation Period; plus or minus

         (2) any per share charge or credit during the preceding Valuation Period as a provision for taxes attributable to the operation or maintenance of the Sub-account.

     (c) is the mortality and expense risk charge, the investment allocation services charge, and the administration charge.

We value the assets in the Sub-accounts at their fair market value in accordance with accepted accounting practices and applicable laws and regulations. The net investment factor may be greater than, equal to, or less than one.

                                ALLOCATION RULES

You may allocate your Account Value among the Sub-accounts we make available. In the Accumulation Period, you may maintain Account Value in a maximum of 10 available Sub-accounts. Should you request a transaction that would leave less than any minimum amount we then require in a Sub-account, we reserve the right, to the extent permitted by law, to add the balance of your Account Value in the applicable Sub-account to the transaction and close out your balance in that Sub-account.

Withdrawals of any type are taken pro-rata from the Sub-accounts based on the then current Account Values in such Sub-accounts unless we receive other instructions from you prior to such withdrawal.

                                    TRANSFERS

In the Accumulation Period you may transfer Account Value between Sub-accounts, subject to our allocation rules herein. We charge the transfer fee shown in the Schedule. Your transfer request must be In Writing unless you satisfy our requirements permitting transfers based on instructions we receive over the phone.

Where permitted by law, we may accept your authorization of a third party to transfer Account Values on your behalf. We may suspend or cancel such acceptance at any time. We give you prior notification of any such suspension or cancellation. We may restrict the Sub-accounts that will be available to you for transfers or allocations of Net Purchase Payments during any period in which you authorize such third party that provides market timing services to act on your behalf. We give you prior notification of any such restrictions. However, we will not enforce such a restriction if we are provided evidence satisfactory to us that: (a) such third party has been appointed by a court of competent jurisdiction to act on your behalf; or (b) such third party has been appointed by you to act on your behalf for all your financial affairs.

We reserve the right to limit the number of transfers in any Annuity Year for all existing or new participants. We also reserve the right to limit the number of transfers in any Annuity Year or to refuse any transfer request for a participant or certain participants if we believe that: (a) excessive trading by such participant or participants or a specific transfer request or group of transfer requests may have a detrimental effect on Unit Values or the share prices of the underlying mutual funds; or (b) we are informed by one or more underlying mutual funds that the purchase or redemption of shares is to be restricted because of excessive trading or a specific transfer or group of transfers is deemed to have a detrimental effect on share prices of any affected underlying mutual funds.

                                  DISTRIBUTIONS

Surrender: Surrender of your Annuity for its Account Value is permitted during the Accumulation Period. You must send your Annuity and surrender request In Writing to our Office.

Partial Withdrawals: You may withdraw part of your Account Value during the Accumulation Period. The minimum withdrawal is as shown in the Schedule under the section entitled "Minimum Withdrawal Amount." The Account Value that must remain in the Annuity as of the date of this transaction is as shown in the Schedule. If the amount of the partial withdrawal request exceeds the maximum amount available, we reserve the right to treat your request as one for a full surrender.

We may offer systematic partial withdrawals subject to our rules.

Death Benefit: In the Accumulation Period, a death benefit is payable. It is payable on the death of a participant if the participant is an individual. If there is more than one participant, such participants being natural persons, the death benefit is payable upon the first death of such participants. If the Annuity is owned by an entity, the death benefit is payable upon the Annuitant's death, if there is no Contingent Annuitant. For applicable deaths occurring on or after age 85 of the deceased, the death benefit is the Account Value. For applicable deaths occurring prior to age 85 of the deceased, the death benefit is the greater of (a) or (b), where:

     (a) is the Account Value; and

     (b) is the minimum death benefit.

The minimum death benefit is the total of Each Purchase Payment growing daily at the equivalent of the interest rate shown in the Schedule as applied in determining the minimum death benefit, starting as to each Purchase Payment on the date it is allocated to the Account Value, less the total of each withdrawal, of any type, growing daily at the interest rate shown in the Schedule, starting as of the date of each such withdrawal. However, this minimum death benefit may not exceed 200% of (A) minus (B), where: (A) is the total of all Purchase Payments received; and (B) is the total of all withdrawals of any type.

The death benefit is determined as of the date we receive In Writing due proof of death.

If the death benefit becomes payable prior to the Annuity Date due to a participant's death and the Beneficiary is the spouse, then in lieu of receiving the death benefit, the participant's spouse may elect to be treated as a participant and continue the Annuity.

In the event of a participant's death, the benefit must be distributed within five years of the date of death or over a period not extending beyond the life expectancy of the Beneficiary or over the life of the Beneficiary. Distribution after a participant's death must commence within one year of the date of death.

If the Annuitant dies before the Annuity Date, the Contingent Annuitant will become the Annuitant. If the participant is an individual, the participant becomes the Contingent Annuitant if the Contingent Annuitant predeceases the Annuitant or if no Contingent Annuitant has been designated. If there is more than one participant, all of whom are natural persons, the oldest of any such participants not named as the Annuitant immediately becomes the Contingent
Annuitant if the Contingent Annuitant predeceases the Annuitant or if a participant does not designate a Contingent Annuitant.

In the Payout Period, subsequent to the death of the Annuitant, we continue to pay any "certain" payments (payments not contingent on the continuance of any life) to the Beneficiary.

In the Payout Period, we distribute any payments due subsequent to a participant's death or the death of any participant at least as rapidly as under the method of distribution in effect as of the date of such participant's death.

Annuity Payments: Annuity payments can be guaranteed for life, for a certain period, or for a certain period and life. We make available fixed payments.

You may choose an Annuity Date, an annuity option and the frequency of annuity payments. Your choice of Annuity Date and annuity option may be limited depending on your use of the Annuity. You may change your choices at any time up to 30 days before the earlier of: (a) the date we would have applied your Account Value to an annuity option had you not made the change; or (b) the date we will apply your Account Value to an annuity option in relation to the new Annuity Date you are then selecting. You must request this change In Writing. The Annuity Date must be the first or the fifteenth day of a calendar month.

In the absence of an election In Writing: (a) the Annuity Date is the first day of the calendar month first following the later of the Annuitant's 85th birthday or the fifth anniversary of our receipt at our Office of your request to purchase an Annuity; and (b) fixed monthly payments will commence under option 2, described below, with 10 years certain. The amount to be applied is your Annuity's Account Value 15 business days prior to the Annuity Date. In determining your annuity payments, we credit interest using our then current crediting rate for this purpose. Such rate is not less than 3% of interest per year. Interest is credited between the date Account Value is applied to an annuity option and the Annuity Date. Annuity options in addition to those shown are available with our consent.

You may elect to have any amount of the proceeds due to the Beneficiary applied under any of the options described below. Except where a lower amount is required by law, the minimum monthly annuity payment is as shown in the Schedule. In the absence of election prior to proceeds becoming due, the Beneficiary may make such an election. However, if you made an election, the Beneficiary may not alter such election. Such election must be made In Writing within one year after proceeds are payable.

For purposes of the annuity options described below, the term "key life" means the person or persons upon whose life any payments dependent upon the continuation of life are based.

     (a) Option 1 - Payments for Life: Under this option, income is payable periodically prior to the death of the key life, terminating with the last payment due prior to such death. Since no minimum number of payments is guaranteed, this option offers the maximum level of periodic payments of the annuity options. It is possible that only one payment will be payable if the death of the key life occurs before the date the second payment was due, and no others payments nor death benefits would be payable.

     (b) Option 2 - Payments for Life with 10, 15, or 20 Years Certain: Under this option, income is payable periodically for 10, 15, or 20 years, as selected, and thereafter until the death of the key life. Should the death of the key life occur before the end of the period selected, the remaining payments are paid to the Beneficiary to the end of such period.

     (c) Option 3 - Payments Based on Joint Lives: Under this option, income is payable periodically during the joint lifetime of two key lives. After the first death, income is payable periodically during the remaining lifetime of the survivor, ceasing with the last payment prior to the survivor's death.

     (d) Option 4 - Payments for a Certain Period: Under this option, income is payable periodically for a specified number of years. The number of years is subject to our then current rules. Should the payee die before the end of the specified number of years, the remaining payments are paid to the Beneficiary to the end of such period.

The first periodic payment is determined by multiplying the portion of (a) times
(b); where: (a) is the Account Value being allocated to purchase annuity payments (expressed in thousands of dollars) as of the close of business of the fifteenth day preceding the Annuity Date, plus interest at not less than 3% per year from such date to the Annuity Date; and (b) is the amount of the first periodic payment per $1,000 of value obtained from our then current annuity rates for that type of annuity and for the frequency of payment selected. These rates will not be less than those shown in the Annuity Tables shown herein.

We reserve the right to require submission prior to commencement of any annuity payments of evidence satisfactory to us of the age of any key life upon whose life payment amounts are calculated.

Pricing Of Transfers And Distributions: We "price" transfers and distributions on the Valuation Periods indicated below. The pricing of transfers and distributions includes the determination of the applicable Unit Price for the Units transferred or distributed. Unit Prices may change each Valuation Period to reflect the investment performance of the Sub-accounts.

     (a) We price "scheduled" transfers and distributions as of the Valuation Period such transactions are so scheduled. "Scheduled" transactions include transfers or withdrawals of any type under an automatic program of scheduled or automatic transfers or withdrawals.

     (b) We price "unscheduled" transfers and partial withdrawals as of the date we receive In Writing at our Office the request for such transactions.

     (c) We price surrenders, and death benefits as of the Valuation Period we receive at our Office all materials we require for such transactions and such materials are satisfactory to us.

                               GENERAL PROVISIONS

Entire Contract: This contract shown in the Schedule, including any attached riders or endorsements, the attached copy of any enrollment form and any supplemental applications and endorsements are the entire contract. As to your Annuity, the contract also includes the copy of any enrollment form attached to your Annuity. All statements made in any application are deemed to be representations and not warranties. No statement is used to void the Annuity or defend against a claim unless it is contained in any application or any supplemental application or any enrollment form.

Only our President, a Vice President or Secretary may change or waive any provisions of the contract or any Annuity. Any change or waiver must be In Writing. We are not bound by any promises or representations made by or to any other person.

Misstatement of Age or Sex: If there has been a misstatement of the age and/or sex of any person upon whose life annuity payments are based, we make adjustments to conform to the facts. Any underpayments by us will be remedied on the next payment following correction. Any overpayments by us will be charged against future amounts payable by us under your Annuity.

Transfers, Assignments or Pledges: Generally, your rights in an Annuity may be transferred, assigned or pledged for loans at any time. However, these rights may be limited depending on your use of the Annuity. You may transfer, assign or pledge your rights to another person at any time, prior to any death upon which the death benefit is payable. You must request a transfer or provide us a copy of the assignment In Writing. A transfer or assignment is subject to our acceptance. Prior to receipt of this notice, we will not be deemed to know of or be obligated under any assignment prior to our receipt and acceptance thereof. We assume no responsibility for the validity or sufficiency of any assignment.

Non participation: The contract does not share in our profits or surplus earnings.

Deferral of Transactions: We may defer any annuity payment for a period not to exceed the greater of 6 months or the period permitted by law. If we defer such a distribution for more than thirty days, we pay interest of at least 4% per year on the amount deferred. We may defer any distribution from any Sub-account or any transfer from a Sub-account for a period not to exceed 7 calendar days from the date the transaction is effected. Any other deferral period begins on the date such distribution or transfer would otherwise have been transacted.

All transactions into, out of or based on any Sub-account may be postponed whenever (1) the New York Stock Exchange is closed, except for holidays or weekends, or trading on the New York Stock Exchange is restricted as determined by the SEC; (2) the SEC permits postponement and so orders; or (3) the SEC determines that an emergency exists making valuation or disposal of securities not reasonably practical.

Elections, Designations, Changes and Requests: All elections, designations, changes and requests must be In Writing and are effective only after they have been approved by us, subject to any transactions made by us before receipt of such notices. We inform you of any changes to the contract shown in the Schedule that materially affect your rights. We reserve the right to require that this Annuity be returned to our Office for endorsement of any change to such contract or any change affecting only this Annuity.

Claims of Creditors: To the extent permitted by law, no payment under the contract shown in the Schedule or any Annuity thereunder is subject to the claims of the creditors of the Owner, you or any other participant, Annuitant or Beneficiary.

Proof of Survival: Any annuity payment is subject to evidence satisfactory to us that the payee is alive on the date such payment is otherwise due.

Tax Reporting: We intend to make all required regulatory reports regarding taxable events in relation to this Annuity. Such events may include, but are not limited to: (a) annuity payments; (b) payment of death benefits; (c) surrender of value from an Annuity in excess of the tax basis; and (d) assignments.

Facility of Payment: We reserve the right, in settlement of full liability, to make payments to a guardian, relative or other person if a payee is legally incompetent.

Reports to You: We provide reports to you during the Accumulation Period. We will provide you with reports at least once each quarter. You may request additional reports. We reserve the right to charge up to $50 for each such additional report.

Reserved Rights: In addition to rights specifically reserved elsewhere in this Annuity, we reserve the right to any or all of the following: (a) combine a Sub-account with other Sub-accounts; (b) combine the Separate Account shown in the Schedule or a portion thereof with other separate accounts; (c) deregister the Separate Account shown in the Schedule under the Investment Company Act of 1940; (d) operate the Separate Account shown in the Schedule as a management investment company under the Investment Company Act of 1940 or in any other form permitted by law; (e) make changes required by any change in the Securities Act of 1933, the Exchange Act of 1934 or the Investment Company Act of 1940; (f) make changes that are necessary to maintain the tax status of your Annuity under the Internal Revenue Code; and (g) make changes required by any change in other Federal or state laws relating to retirement annuities or annuity contracts.

We may eliminate Sub-accounts, combine two or more Sub-accounts, or substitute one or more new underlying mutual funds or portfolios for the one in which a Sub-account is invested. Substitutions may be necessary if we believe an underlying mutual fund or portfolio no longer suits the purpose of the Annuity. This may happen due to a change in laws or regulations, or a change in the investment objectives or restrictions of an underlying mutual fund or portfolio, or because the underlying mutual fund or portfolio is no longer available for investment, or for some other reason. We would obtain prior approval from the insurance department of our state of domicile, if so required by law, before making such a substitution, deletion or addition. We also would obtain prior approval from the SEC so long as required by law, and any other required approvals before making such a substitution, deletion or addition.

                                 ANNUITY TABLES

The attached tables show the minimum dollar amount of each monthly payment for each $1,000 applied under the options. The amounts payable when annuity payments commence may be higher, based on our then current assumptions as to interest, expenses and mortality, but will not be lower.

Under options one and two, the amount of each payment depends on the age and sex, if applicable, of the payee at the time the first payment is due. Under option three, the amount of each payment depends on the age and sex, if applicable, of both payees at the time the first payment is due. No election can be changed once payments begin.

The tables shown are based on interest at 3% per year compounded annually and the 1983a Individual Annuity Mortality Table set back one year for males and two years for females or the appropriate variation of such Table with genderless rates when applicable to the Annuity in order to meet Federal requirements in relation to the usage of such Annuity.

The payee's settlement age is the payee's age, last birthday, on the date of the first payment, minus the age adjustment. The age adjustments are shown below. They are based on the date of the first payment. The age adjustment does not exceed the age of the payee.

                                                                 Attained Age
                                   Annuitization Year              Set Back
                                       2000 - 2009                     1
                                       2010 - 2019                     2
                                     2020 and later                    3

                Amount of Monthly Payment For Each $1,000 Applied


                                             First and Second Options
                                            Single Life Annuities with

                                           Male Payee with                            Female Payee with
                                 Monthly Payments Guaranteed                 Monthly Payments Guaranteed
                                 ---------------------------                 ---------------------------
                                   None      120      180      240             None      120      180      240
                     Age             $        $        $        $                $        $        $        $
                     ---
                     50             4.19    4.15     4.10     4.03              3.79    3.78     3.76     3.73
                     55             4.61    4.54     4.45     4.32              4.10    4.08     4.04     3.99
                     60             5.15    5.03     4.87     4.65              4.52    4.47     4.40     4.30
                     65             5.91    5.67     5.36     4.97              5.08    4.98     4.85     4.65
                     70             6.98    6.44     5.87     5.23              5.85    5.65     5.38     5.00
                     75             8.46    7.32     6.31     5.40              6.98    6.50     5.94     5.28
                     80            10.57    8.18     6.62     5.48              8.66    7.50     6.41     5.43


                                                   Third Option
                                          Joint and Last Survivor Annuity

                                                                       Age of Female Payee
              Age of        35      40       45       50       55      60       65       70       75       80
          Male Payee         $       $        $        $        $       $        $        $        $        $
          ----------
                50         3.15     3.27    3.39     3.53     3.67     3.79     3.91    4.00     4.07     4.12
                55         3.17     3.29    3.44     3.60     3.78     3.96     4.13    4.27     4.39     4.47
                60         3.18     3.31    3.47     3.66     3.88     4.11     4.35    4.57     4.76     4.91
                65         3.19     3.33    3.50     3.70     3.95     4.23     4.55    4.87     5.18     5.44
                70         3.19     3.34    3.52     3.74     4.01     4.33     4.72    5.16     5.62     6.05
                75         3.20     3.34    3.53     3.76     4.04     4.40     4.85    5.39     6.02     6.68
                80         3.20     3.35    3.53     3.77     4.07     4.45     4.94    5.57     6.35     7.26


                                                   Fourth Option
                                         Payments for a Designated Period

                         Amount of               Amount of               Amount of               Amount of
              No. of      Monthly     No. of      Monthly     No. of      Monthly     No. of      Monthly
               Years     Payments      Years     Payments      Years     Payments      Years     Payments
               -----     --------      -----     --------      -----     --------      -----     --------
                10         9.61         16         6.53         22         5.15         28         4.37
                11         8.86         17         6.23         23         4.99         29         4.27
                12         8.24         18         5.96         24         4.84         30         4.18
                13         7.71         19         5.73         25         4.71
                14         7.26         20         5.51         26         4.59
                15         6.87         21         5.32         27         4.47



WF/CRT (3/93)-17                                             17

WF/CRT (3/93)-18                                             18




                   AMERICAN SKANDIA LIFE ASSURANCE CORPORATION

                              Shelton, Connecticut

                                (A Stock Company)
































                             GROUP DEFERRED ANNUITY
                                NON-PARTICIPATING
             VARIABLE INVESTMENT OPTIONS IN THE ACCUMULATION PERIOD
                   FIXED ANNUITY PAYMENTS IN THE PAYOUT PERIOD

               IN THE ACCUMULATION PERIOD ANY PAYMENTS AND VALUES
                   ARE BASED ON THE INVESTMENT PERFORMANCE OF
                  THE SUB-ACCOUNTS ARE BASED ON THE INVESTMENT
                 PERFORMANCE AND ARE, THEREFORE, NOT GUARANTEED.
              PLEASE REFER TO THE SECTION ENTITLED "ACCOUNT VALUE"
                        FOR A MORE COMPLETE EXPLANATION.